Exhibit 99.1

32301 Woodward Ave. Royal Oak, MI 48073 www.agreerealty.com FOR IMMEDIATE RELEASE

Agree Realty Corporation Reports Second Quarter 2026 Results
Record Quarterly Investment Activity of $502 Million
Raises 2026 Investment Guidance to $1.6 Billion to $1.8 Billion
Increases 2026 AFFO Per Share Guidance to $4.57 to $4.59

Royal Oak, MI, July 30, 2026 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced results for the quarter ended June 30, 2026. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.
Second Quarter 2026 Financial and Operating Highlights:
•Invested a Company record of approximately $502 million in 102 retail net lease properties
•Commenced five development or Developer Funding Platform (“DFP”) projects for total committed capital of approximately $88 million
•Net Income per share attributable to common stockholders increased 2.2% to $0.44
•Core Funds from Operations (“Core FFO”) per share increased 7.5% to $1.13
•Adjusted Funds from Operations (“AFFO”) per share increased 7.4% to $1.14
•Declared a monthly dividend of $0.267 per common share for June, a 4.3% year-over-year increase
•Settled 4.3 million shares of outstanding forward equity for net proceeds of approximately $313 million
•Balance sheet well positioned at 3.7 times proforma net debt to recurring EBITDA; 5.2 times excluding unsettled forward equity
First Half 2026 Financial and Operating Highlights:
•Invested a Company record of approximately $925 million in 187 retail net lease properties
•20 development or DFP projects completed or under construction with anticipated total costs of approximately $200 million
•Net Income per share attributable to common stockholders increased 10.6% to $0.94
•Core FFO per share increased 7.8% to $2.25
•AFFO per share increased 7.7% to $2.28
•Declared dividends of $1.587 per share, a 3.9% year-over-year increase
•Raised approximately $686 million of forward equity via the Company's at-the-market equity ("ATM") program
•Ended the first half with approximately $1.9 billion of liquidity including availability on the revolving credit facility, outstanding forward equity, and cash on hand

Financial Results
Net Income Attributable to Common Stockholders
Net Income for the three months ended June 30, 2026 increased 11.5% to $52.8 million, compared to $47.3 million for the comparable period in 2025. Net Income per share for the three months ended June 30th increased 2.2% to $0.44, compared to $0.43 for the comparable period in 2025.

Net Income for the six months ended June 30, 2026 increased 22.2% to $113.0 million, compared to $92.5 million for the comparable period in 2025. Net Income per share for the six months ended June 30th increased 10.6% to $0.94, compared to $0.85 for the comparable period in 2025.
Core FFO
Core FFO for the three months ended June 30, 2026 increased 17.3% to $136.0 million, compared to $115.9 million for the comparable period in 2025. Core FFO per share for the three months ended June 30th increased 7.5% to $1.13, compared to $1.05 for the comparable period in 2025.
Core FFO for the six months ended June 30, 2026 increased 19.1% to $272.4 million, compared to $228.6 million for the comparable period in 2025. Core FFO per share for the six months ended June 30th increased 7.8% to $2.25, compared to $2.09 for the comparable period in 2025.
AFFO
AFFO for the three months ended June 30, 2026 increased 17.3% to $138.0 million, compared to $117.7 million for the comparable period in 2025. AFFO per share for the three months ended June 30th increased 7.4% to $1.14, compared to $1.06 for the comparable period in 2025.
AFFO for the six months ended June 30, 2026 increased 19.0% to $275.6 million, compared to $231.6 million for the comparable period in 2025. AFFO per share for the six months ended June 30th increased 7.7% to $2.28, compared to $2.12 for the comparable period in 2025.
Dividend
In the second quarter, the Company declared monthly cash dividends of $0.267 per common share for each of April, May and June 2026. The monthly dividends declared during the second quarter reflect an annualized dividend amount of $3.204 per common share, representing a 4.3% increase over the annualized dividend amount of $3.072 per common share from the second quarter of 2025. The dividends represent payout ratios of approximately 71% of Core FFO per share and 70% of AFFO per share, respectively.
For the six months ended June 30, 2026, the Company declared monthly cash dividends totaling $1.587 per common share, a 3.9% increase over the dividends of $1.527 per common share declared for the comparable period in 2025. The dividends represent payout ratios of approximately 70% of Core FFO per share and 70% of AFFO per share, respectively.
Subsequent to quarter end, the Company declared a monthly cash dividend of $0.267 per common share for July 2026. The July monthly dividend reflects an annualized dividend amount of $3.204 per common share, representing a 4.3% increase over the annualized dividend amount of $3.072 per common share from the second quarter of 2025. The July dividend is payable on August 14, 2026 to stockholders of record at the close of business on July 31, 2026.
Additionally, subsequent to quarter end, the Company declared a monthly cash dividend on its 4.25% Series A Cumulative Redeemable Preferred Stock of $0.08854 per depositary share, which is equivalent to $1.0625 per annum. The dividend is payable on August 3, 2026 to stockholders of record at the close of business on July 24, 2026.

Earnings Guidance
The table below provides estimates for significant components of our 2026 earnings guidance.

	Prior 2026	Revised 2026
	Guidance	Guidance
AFFO per share(1)(2)	$4.54 to $4.58	$4.57 to $4.59
Investment volume	$1.4 to $1.6 billion	$1.6 to $1.8 billion
Disposition volume	$25 to $75 million	$50 to $100 million
General and administrative expenses (% of adjusted revenue)(3)(4)	5.3% to 5.6%	5.3% to 5.6%
Non-reimbursable real estate expenses (% of adjusted revenue)(3)	1.0% to 1.5%	1.0% to 1.5%
Income and other tax expense	$2 to $2.5 million	Approximately $2 million
Treasury stock method dilution(5)	$0.02 to $0.04	$0.02 to $0.04
The Company’s 2026 guidance is subject to risks and uncertainties more fully described in this press release and in the Company’s filings with the Securities and Exchange Commission (the “SEC”).
(1)The Company does not provide guidance with respect to the most directly comparable GAAP financial measure or provide reconciliations to GAAP from its forward-looking non-GAAP financial measure of AFFO per share guidance due to the inherent difficulty of forecasting the effect, timing and significance of certain amounts in the reconciliation that would be required by Item 10(e)(1)(i)(B) of Regulation S-K. Examples of these amounts include impairments of assets, gains and losses from sales of assets, and depreciation and amortization from new acquisitions or developments. In addition, certain non-recurring items may also significantly affect net income but are generally adjusted for in AFFO. Based on our historical experience, the dollar amounts of these items could be significant and could have a material impact on the Company’s GAAP results for the guidance period.
(2)The Company's AFFO per share guidance utilizes the current forward SOFR curve to forecast interest expense related to any outstanding commercial paper notes and revolver borrowings during the year.
(3)Adjusted revenue equates to “Total Revenues” as presented in our consolidated statements of operations and comprehensive income, excluding the amortization of above and below market lease intangibles.
(4)Cash G&A expense is expected to be in a range of 3.7% to 4.0% of adjusted revenue. Cash G&A is defined as “General and administrative” expenses as presented in our consolidated statements of operations and comprehensive income, less stock-based compensation expense.
(5)Represents the estimated dilutive impact of the Company’s outstanding forward equity calculated in accordance with the treasury stock method, which is included in the AFFO per share guidance range.
CEO Comments
“We are very pleased with our record performance during the first half of the year, as we posted the most active investment quarter and first half in Company history," said Joey Agree, President and Chief Executive Officer. “With our portfolio continuing to perform exceptionally well, a fortress balance sheet backed by $1.9 billion of liquidity, and robust activity across all three of our external growth platforms, we are increasing full-year 2026 investment guidance to a range of $1.6 billion to $1.8 billion and raising 2026 AFFO per share guidance to a range of $4.57 to $4.59.”
Portfolio Update
As of June 30, 2026, the Company’s portfolio consisted of 2,825 properties located in all 50 states and the District of Columbia, comprised of approximately 59.6 million square feet of gross leasable area. At quarter end, the portfolio was approximately 99.8% leased, had a weighted-average lease term of approximately 7.7 years, and generated approximately 65.8% of annualized base rents from investment grade retail tenants.

Ground Lease Portfolio
During the second quarter, the Company acquired nine ground leases for an aggregate purchase price of approximately $66.6 million, representing 13.5% of annualized base rents acquired.
As of June 30, 2026, the Company’s ground lease portfolio consisted of 268 leases located in 39 states and the District of Columbia and totaled approximately 7.7 million square feet of gross leasable area. Properties ground leased to tenants represented 10.2% of annualized base rents.
At quarter end, the ground lease portfolio was fully occupied, had a weighted-average lease term of approximately 8.9 years, and generated 85.0% of annualized base rents from investment grade retail tenants.
Acquisitions
Total acquisition volume for the second quarter was approximately $451.5 million and included 82 properties net leased to leading retailers operating in sectors including auto parts, home improvement, grocery stores, farm and rural supply, and convenience stores. The properties are located in 32 states and the District of Columbia and leased to tenants operating in 23 sectors.
The properties were acquired at a weighted-average capitalization rate of 7.0% and had a weighted-average lease term of approximately 11.2 years. Approximately 73.2% of annualized base rents acquired were generated from investment grade retail tenants.
For the six months ended June 30, 2026, total acquisition volume was approximately $854.0 million. The 167 acquired properties are located in 38 states and the District of Columbia and leased to tenants who operate in 27 retail sectors. The properties were acquired at a weighted-average capitalization rate of 7.0% and had a weighted-average lease term of approximately 11.2 years. Approximately 66.6% of annualized base rents were generated from investment grade retail tenants.
Dispositions
During the second quarter, the Company sold 14 properties for gross proceeds of approximately $30.3 million. The dispositions were completed at a weighted-average capitalization rate of 7.1%.
During the six months ended June 30, 2026, the Company sold 21 properties for gross proceeds of approximately $40.9 million. The dispositions were completed at a weighted-average capitalization rate of 7.0%.

Development and Developer Funding Platform
During the second quarter, the Company commenced five development or DFP projects, with total anticipated costs of approximately $87.5 million. Construction continued during the quarter on 10 projects with anticipated costs totaling approximately $83.4 million. The Company completed one project during the quarter with total costs of approximately $6.5 million.
For the six months ended June 30, 2026, the Company had 20 development or DFP projects completed or under construction with anticipated total costs of approximately $199.9 million. The projects are leased to leading retailers including 7-Eleven, TJX Companies, Burlington, Boot Barn, Gerber Collision, Starbucks, and Sunbelt Rentals.
The following table presents estimated costs for the Company's active or completed development and DFP projects for the six months ended June 30, 2026:

				Anticipated
Anticipated	Number of	Costs Funded	Remaining	Total Project
Quarter of Delivery	Projects	to Date	Funding Costs	Costs
Q1 2026	4	$22,534	$—	$22,534
Q2 2026	1	6,478	—	6,478
Q3 2026	8	71,801	19,822	91,623
Q4 2026	2	4,458	6,729	11,187
Q1 2027	3	10,146	19,870	30,016
Q2 2027	2	8,166	29,937	38,103
Total	20	$123,583	$76,358	$199,941
Development and DFP project costs are in thousands; any differences are the result of rounding. Costs Funded to Date may include adjustments related to completed projects to arrive at the correct Anticipated Total Project Costs.

Leasing Activity and Expirations
During the second quarter, the Company executed new leases, extensions or options on approximately 763,000 square feet of gross leasable area throughout the existing portfolio. Notable new leases, extensions or options included a 130,000-square foot Sam's Club in Timonium, Maryland and a 150,000-square foot Walmart Supercenter in Perry, Georgia.
For the six months ended June 30, 2026, the Company executed new leases, extensions or options on approximately 1.6 million square feet of gross leasable area throughout the existing portfolio.
As of June 30, 2026, the Company’s 2026 lease maturities represented 0.4% of annualized base rents. The following table presents contractual lease expirations within the Company’s portfolio as of June 30, 2026, assuming no tenants exercise renewal options:

		Annualized Base Rent(1)		Gross Leasable Area
Year	Number of Leases	Dollars	% of Total	Square Feet	% of Total
2026	18	$3,166	0.4%	226	0.4%
2027	139	29,872	3.8%	2,843	4.8%
2028	181	47,587	6.0%	4,371	7.3%
2029	231	70,503	8.9%	6,582	11.1%
2030	344	75,593	9.5%	6,287	10.6%
2031	284	72,704	9.1%	5,803	9.7%
2032	281	62,401	7.8%	4,444	7.5%
2033	238	54,707	6.9%	4,143	7.0%
2034	246	56,581	7.1%	3,899	6.5%
2035	234	63,109	7.9%	4,333	7.3%
Thereafter	876	259,468	32.6%	16,504	27.8%
Total Portfolio	3,072	$795,691	100.0%	59,435	100.0%
        The contractual lease expirations presented above exclude the effect of replacement tenant leases that had been executed as of June 30, 2026, but that had not yet commenced. Annualized Base Rent and Gross Leasable Area (square feet) are in thousands; any differences are the result of rounding.
(1)Refer to the Glossary for the Company's definition of Annualized Base Rent.

Top Tenants
The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company’s total annualized base rent as of June 30, 2026:

	Annualized	Percent of
Tenant	Base Rent(1)	Annualized Base Rent
Walmart	$45,862	5.8%
Tractor Supply	37,728	4.7%
Dollar General	29,112	3.7%
Hobby Lobby	26,772	3.4%
O'Reilly Auto Parts	23,843	3.0%
TJX Companies	23,389	2.9%
CVS	22,826	2.9%
Best Buy	22,133	2.8%
Kroger	21,645	2.7%
Gerber Collision	21,376	2.7%
Lowe's	20,960	2.6%
7-Eleven	19,698	2.5%
Sunbelt Rentals	18,976	2.4%
Sherwin-Williams	17,204	2.2%
Burlington	15,765	2.0%
Home Depot	15,553	2.0%
Dollar Tree	13,888	1.7%
BP	13,527	1.7%
Wawa	13,252	1.7%
Genuine Parts Company (NAPA Auto Parts)	12,172	1.5%
Other(2)	360,010	45.1%
Total Portfolio	$795,691	100.0%
    Annualized Base Rent is in thousands; any differences are the result of rounding.
(1)    Refer to the Glossary for the Company's definition of Annualized Base Rent.
(2)    Includes tenants generating less than 1.5% of Annualized Base Rent.

Retail Sectors
The following table presents annualized base rents for all the Company’s retail sectors as of June 30, 2026:

	Annualized	Percent of
Sector	Base Rent(1)	Annualized Base Rent
Grocery Stores	$80,336	10.1%
Home Improvement	71,808	9.0%
Convenience Stores	66,221	8.3%
Tire & Auto Service	59,200	7.4%
Auto Parts	51,494	6.5%
Dollar Stores	49,416	6.2%
Off-Price Retail	45,945	5.8%
Farm And Rural Supply	39,537	5.0%
General Merchandise	38,397	4.8%
Crafts And Novelties	29,331	3.7%
Pharmacy	27,367	3.4%
Consumer Electronics	26,739	3.4%
Discount Stores	23,531	3.0%
Health Services	20,201	2.5%
Equipment Rental	20,032	2.5%
Health & Fitness	18,505	2.3%
Warehouse Clubs	18,379	2.3%
Restaurants - Quick Service	17,133	2.2%
Dealerships	16,470	2.1%
Sporting Goods	15,113	1.9%
Financial Services	11,244	1.4%
Specialty Retail	9,721	1.2%
Restaurants - Casual Dining	7,386	0.9%
Shoes	6,862	0.9%
Home Furnishings	5,212	0.7%
Pet Supplies	4,813	0.6%
Beauty And Cosmetics	4,290	0.5%
Theaters	3,976	0.5%
Entertainment Retail	2,729	0.3%
Apparel	2,403	0.3%
Miscellaneous	1,272	0.2%
Office Supplies	628	0.1%
Total Portfolio	$795,691	100.0%
Annualized Base Rent is in thousands; any differences are the result of rounding.
(1)    Refer to the Glossary for the Company's definition of Annualized Base Rent.

Geographic Diversification
The following table presents annualized base rents for all states that represent 1.5% or greater of the Company’s total annualized base rent as of June 30, 2026:

	Annualized	Percent of
State	Base Rent(1)	Annualized Base Rent
Texas	$56,127	7.1%
Illinois	46,548	5.8%
Ohio	41,654	5.2%
Michigan	38,951	4.9%
New York	38,240	4.8%
Pennsylvania	38,206	4.8%
Florida	37,927	4.8%
North Carolina	36,827	4.6%
California	33,461	4.2%
Georgia	31,061	3.9%
New Jersey	26,674	3.4%
Wisconsin	24,549	3.1%
Missouri	22,915	2.9%
Louisiana	21,227	2.7%
Virginia	19,521	2.5%
South Carolina	19,122	2.4%
Mississippi	18,904	2.4%
Minnesota	17,822	2.2%
Kansas	16,979	2.1%
Alabama	15,744	2.0%
Indiana	15,470	1.9%
Tennessee	15,356	1.9%
Connecticut	15,127	1.9%
Massachusetts	13,607	1.7%
Oklahoma	12,742	1.6%
Other(2)	120,930	15.2%
Total Portfolio	$795,691	100.0%
     Annualized Base Rent is in thousands; any differences are the result of rounding.
(1)    Refer to the Glossary for the Company's definition of Annualized Base Rent.
(2)    Includes states generating less than 1.5% of Annualized Base Rent.

Capital Markets, Liquidity and Balance Sheet
Capital Markets
In June 2026, the Company drew the remaining $100.0 million under its $350.0 million unsecured term loan that matures in May 2031 (the “2031 Unsecured Term Loan”). Including the impact of forward starting swaps, the all-in interest rate on the 2031 Unsecured Term Loan is fixed at 4.02% until maturity.
During the second quarter, the Company entered into forward sale agreements in connection with its ATM program to sell an aggregate of 0.4 million shares of common stock for anticipated net proceeds of $31.1 million. Additionally, the Company settled 4.3 million shares under existing forward sale agreements for net proceeds of $313.3 million.
The following table presents the Company’s outstanding forward equity offerings as of June 30, 2026:

					Anticipated Net
Forward Equity	Shares	Shares	Shares	Net Proceeds	Proceeds
Offerings	Sold	Settled	Remaining	Received	Remaining
Q1 2025 ATM Forward Offerings	2,408,201	684,035	1,724,166	$50,281,087	$129,370,210
Q2 2025 ATM Forward Offerings	362,021	39,070	322,951	2,876,494	24,232,144
April 2025 Forward Offering	5,175,000	1,500,000	3,675,000	111,455,700	272,085,608
Q1 2026 ATM Forward Offerings	8,738,029	375,189	8,362,840	26,897,562	628,191,257
Q2 2026 ATM Forward Offerings	399,886	—	399,886	—	31,104,253
Total Forward Equity Offerings	17,083,137	2,598,294	14,484,843	$191,510,843	$1,084,983,472
Liquidity
As of June 30, 2026, the Company had total liquidity of approximately $1.9 billion, which includes $753.0 million of availability under its revolving credit facility after adjusting for outstanding commercial paper notes, $1.1 billion of outstanding forward equity, and $21.2 million of cash on hand. The Company’s $1.25 billion revolving credit facility includes an accordion option that allows the Company to request additional lender commitments of up to a total of $2.0 billion.
Balance Sheet
As of June 30, 2026, the Company’s net debt to recurring EBITDA was 5.2 times. The Company’s proforma net debt to recurring EBITDA was 3.7 times when deducting the $1.1 billion of anticipated net proceeds from the outstanding forward equity offerings from the Company’s net debt of approximately $3.8 billion as of June 30, 2026. The Company’s fixed charge coverage ratio was 4.1 times at quarter end. The Company’s net debt to enterprise value was 28.5% as of June 30, 2026.
For the three and six months ended June 30, 2026, the Company's fully diluted weighted-average shares outstanding were 120.5 million and 120.4 million, respectively. The basic weighted-average shares outstanding for the three and six months ended June 30, 2026 were 120.0 million and 119.9 million, respectively.
For the three and six months ended June 30, 2026, the Company's fully diluted weighted-average shares and units outstanding were 120.8 million and 120.8 million, respectively. The basic weighted-average shares and units outstanding for the three and six months ended June 30, 2026 were 120.3 million and 120.3 million, respectively.
The Company’s assets are held by, and its operations are conducted through, the Operating Partnership, of which the Company is the sole general partner. As of June 30, 2026, there were 347,619 Operating Partnership common units outstanding, and the Company held a 99.7% common interest in the Operating Partnership.

Conference Call/Webcast
The Company will host its quarterly analyst and investor conference call on Friday, July 31, 2026 at 10:00 AM ET. To participate in the conference call, please dial (833) 461-5787 approximately ten minutes before the call begins.
Additionally, a webcast of the conference call will be available via the Company’s website. To access the webcast, visit www.agreerealty.com five minutes prior to the start of the conference call and go to the Investors section of the website. A replay of the conference call webcast will be archived and available online through the Investors section of www.agreerealty.com.
About Agree Realty Corporation
Agree Realty Corporation is a publicly traded real estate investment trust that is RETHINKING RETAIL through the acquisition and development of properties net leased to industry-leading, omni-channel retail tenants. As of June 30, 2026, the Company owned and operated a portfolio of 2,825 properties, located in all 50 states and the District of Columbia, comprised of approximately 59.6 million square feet of gross leasable area. The Company’s common stock is listed on the New York Stock Exchange under the symbol “ADC”. For additional information on the Company and RETHINKING RETAIL, please visit www.agreerealty.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “may,” “will,” “seek,” “could,” “project” or other similar words or expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, the factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, including those set forth under the headings “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subsequent quarterly reports filed with the SEC. The forward-looking statements included in this press release are made as of the date hereof. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, changes in the Company’s expectations or assumptions or otherwise.
For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.agreerealty.com.
Glossary
AFFO Payout Ratio is calculated as common dividends per share divided by AFFO per share for the same period. The Company believes this measure is a useful supplemental indicator of dividend coverage and the sustainability of its dividend policy. This measure is not a substitute for measures prepared in accordance with GAAP, and the Company’s calculation may differ from similarly titled measures used by other companies.
Annualized Base Rent (“ABR”) represents the annualized amount of contractual minimum rent required by tenant lease agreements as of June 30, 2026, computed on a straight-line basis. Annualized Base Rent is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes annualized contractual minimum rent is useful to management, investors, and other interested parties in analyzing concentrations and leasing activity.

Enterprise Value is calculated as the sum of net debt, the liquidation value of the Company’s preferred stock, and the market value of the Company’s outstanding shares of common stock, assuming the conversion of Agree Limited Partnership common units into common stock.
Fixed Charge Coverage Ratio is calculated as Trailing Twelve Month (“TTM”) Fixed Charge EBITDA divided by TTM Fixed Charges. TTM Fixed Charge EBITDA represents TTM EBITDA adjusted for straight-line rent and capital expenditure adjustments, and TTM Fixed Charges consist of interest expense, preferred share dividend payments, and scheduled principal payments. The Company believes this measure is a useful supplemental indicator of its ability to service fixed financial obligations, though it is not a substitute for measures prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies.

Investment Grade (“IG”) refers to ABR derived from tenants, or parent or subsidiary entities thereof, that have an investment grade credit rating from S&P Global Ratings, Moody’s Investors Service, Fitch Ratings, or the National Association of Insurance Commissioners (“NAIC”).
Net Debt to Enterprise Value represents the ratio of the Company’s net debt to its Enterprise Value and is used to evaluate the Company’s capital structure and balance sheet leverage.
Occupancy equals the sum of leased square feet divided by gross leasable area. Excludes properties under redevelopment.
Weighted-Average Capitalization Rate for acquisitions and dispositions, it is defined as the sum of contractual fixed annual rents computed on a straight-line basis over the primary lease terms and anticipated annual net tenant recoveries, divided by the purchase and sale prices for occupied properties.
Weighted-Average Lease Term (“WALT”) represents the remaining contractual lease term of in‑place leases, weighted by ABR, and excludes vacant properties and lease extension options.
References to “Core FFO” and “AFFO” in this press release are representative of Core FFO attributable to OP common unitholders and AFFO attributable to OP common unitholders. Detailed calculations for these measures are shown in the Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO table as “Core Funds From Operations – Operating Partnership Common Unitholders” and “Adjusted Funds from Operations – Operating Partnership Common Unitholders”.

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Contact:

Peter Coughenour
Chief Financial Officer
Agree Realty Corporation
(248) 737-4190

AGREE REALTY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per-share data)
(Unaudited)

	June 30,	December 31,
	2026	2025
ASSETS
Real estate investments
Land	$3,154,294	$2,895,495
Buildings	6,797,679	6,330,249
Less accumulated depreciation	(800,875)	(715,733)
	9,151,098	8,510,011
Property under development	92,834	62,690
Net real estate investments	9,243,932	8,572,701
Real estate held for sale, net	9,320	—
Cash and cash equivalents	12,518	16,295
Cash held in escrow	8,672	4,327
Accounts receivable - tenants, net	131,211	122,477
Lease intangibles, net of accumulated amortization of $641,429 and $576,945 at June 30, 2026 and December 31, 2025, respectively	1,079,428	1,000,967
Other assets, net	101,748	80,845

Total Assets	$10,586,829	$9,797,612

LIABILITIES
Mortgage notes payable, net	$41,190	$41,546
Unsecured term loans, net	696,277	348,074
Senior unsecured notes, net	2,586,556	2,584,608
Unsecured revolving credit facility and commercial paper notes	497,000	320,500
Dividends and distributions payable	33,922	32,158
Accounts payable, accrued expenses, and other liabilities	141,213	139,384
Lease intangibles, net of accumulated amortization of $52,929 and $49,797 at June 30, 2026 and December 31, 2025, respectively	70,540	60,189

Total Liabilities	$4,066,698	$3,526,459

EQUITY
Preferred stock, $0.0001 par value per share, 4,000,000 shares authorized, 7,000 shares Series A outstanding, at stated liquidation value of $25,000 per share, at June 30, 2026 and December 31, 2025	175,000	175,000
Common stock, $0.0001 par value, 360,000,000 shares authorized, 124,381,214 and 120,028,406 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	12	12
Additional paid-in-capital	6,993,255	6,679,142
Dividends in excess of net income	(697,985)	(618,675)
Accumulated other comprehensive income	49,854	35,506

Total equity - Agree Realty Corporation	6,520,136	6,270,985
Non-controlling interest	(5)	168
Total Equity	6,520,131	6,271,153

Total Liabilities and Equity	$10,586,829	$9,797,612

AGREE REALTY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except share and per-share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Revenues
Rental income	$204,981	$175,397	$405,657	$344,510
Other	119	130	250	177
Total Revenues	205,100	175,527	405,907	344,687

Operating Expenses
Real estate taxes	15,257	12,833	29,970	24,346
Property operating expenses	9,507	8,416	19,143	16,797
Land lease expense	598	550	1,153	1,036
General and administrative	11,958	11,332	23,435	22,104
Depreciation and amortization	69,094	58,939	135,793	114,693
Provision for impairment	5,900	2,961	7,300	7,292
Total Operating Expenses	112,314	95,031	216,794	186,268

Gain on sale of assets, net	2,014	1,510	3,711	2,282
Gain on involuntary conversion, net	512	—	1,039	—
Income from Operations	95,312	82,006	193,863	160,701

Other (Expense) Income
Interest expense, net	(40,278)	(32,274)	(76,248)	(63,037)
Income and other tax expense	(375)	(425)	(875)	(1,250)
Other income	150	46	300	87
Net Income	54,809	49,353	117,040	96,501

Less net income attributable to non-controlling interest	156	155	336	307
Net income attributable to Agree Realty Corporation	54,653	49,198	116,704	96,194
Less Series A preferred stock dividends	1,859	1,859	3,718	3,718
Net Income Attributable to Common Stockholders	$52,794	$47,339	$112,986	$92,476

Net Income Per Share Attributable to Common Stockholders
Basic	$0.44	$0.43	$0.94	$0.85
Diluted	$0.44	$0.43	$0.94	$0.85

Other Comprehensive Income
Net income	$54,809	$49,353	$117,040	$96,501
Amortization of interest rate swaps	(1,076)	(880)	(2,150)	(1,616)
Change in fair value and settlement of interest rate swaps	10,315	3,435	16,540	(6,596)
Total comprehensive income	64,048	51,908	131,430	88,289
Less comprehensive income attributable to non-controlling interest	$183	$163	$378	$280

Comprehensive Income Attributable to Agree Realty Corporation	$63,865	$51,745	$131,052	$88,009

Weighted Average Number of Common Shares Outstanding - Basic	119,996,944	109,758,046	119,924,725	108,419,011

Weighted Average Number of Common Shares Outstanding - Diluted	120,487,256	110,377,221	120,449,139	108,996,422

AGREE REALTY CORPORATION
RECONCILIATION OF NET INCOME TO FFO, CORE FFO, AND AFFO
(In thousands, except share and per-share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Reconciliation from Net Income to Funds from Operations
Net income	$54,809	$49,353	$117,040	$96,501
Less Series A preferred stock dividends	1,859	1,859	3,718	3,718
Net income attributable to Operating Partnership common unitholders	$52,950	$47,494	$113,322	$92,783
Depreciation of rental real estate assets	46,210	38,698	90,534	75,861
Amortization of lease intangibles - in-place leases and leasing costs	22,188	19,679	43,896	37,743
Provision for impairment	5,900	2,961	7,300	7,292
Gain on sale or involuntary conversion of assets, net	(2,526)	(1,510)	(4,750)	(2,282)
Funds from Operations - Operating Partnership common unitholders	$124,722	$107,322	$250,302	$211,397

Amortization of above (below) market lease intangibles, net and assumed mortgage debt discount, net	11,317	8,620	22,079	17,250
Core Funds from Operations - Operating Partnership common unitholders	$136,039	$115,942	$272,381	$228,647

Straight-line accrued rent	(4,583)	(3,789)	(9,525)	(7,798)
Stock-based compensation expense	3,775	3,259	7,309	6,388
Amortization of financing costs and original issue discounts	2,056	1,703	4,060	3,315
Non-real estate depreciation	696	562	1,363	1,089
Adjusted Funds from Operations - Operating Partnership common unitholders	$137,983	$117,677	$275,588	$231,641

Funds from Operations per common share and partnership unit - diluted	$1.03	$0.97	$2.07	$1.93
Core Funds from Operations per common share and partnership unit - diluted	$1.13	$1.05	$2.25	$2.09
Adjusted Funds from Operations per common share and partnership unit - diluted	$1.14	$1.06	$2.28	$2.12

Weighted average shares and Operating Partnership common units outstanding
Basic	120,344,563	110,105,665	120,272,344	108,766,630
Diluted	120,834,875	110,724,840	120,796,758	109,344,041

Additional supplemental disclosure
Scheduled principal repayments	$271	$254	$537	$505
Capitalized interest	$672	$497	$1,148	$939
Capitalized building improvements	$4,853	$2,762	$5,450	$3,362
Non-GAAP Financial Measures

Funds from Operations (“FFO” or “Nareit FFO”) FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”) to mean net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets and/or changes in control, plus real estate related depreciation and amortization and any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the Nareit definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Core Funds from Operations (“Core FFO”) The Company defines Core FFO as Nareit FFO with the addback of (i) noncash amortization of acquisition purchase price related to above- and below- market lease intangibles and discount on assumed debt and (ii) certain infrequently occurring items that reduce or increase net income in accordance with GAAP. Management believes that its measure of Core FFO facilitates useful comparison of performance to its peers who predominantly transact in sale-leaseback transactions and are thereby not required by GAAP to allocate purchase price to lease intangibles. Unlike many of its peers, the Company has acquired the substantial majority of its net-leased properties through acquisitions of properties from third parties or in connection with the acquisitions of ground leases from third parties. Core FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, the Company’s presentation of Core FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Adjusted Funds from Operations (“AFFO”) AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO and Core FFO for certain non-cash items that reduce or increase net income computed in accordance with GAAP. Management considers AFFO a useful supplemental measure of the Company’s performance, however, AFFO should not be considered an alternative to net income as an indication of its performance, or to cash flow as a measure of liquidity or ability to make distributions. The Company’s computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

AGREE REALTY CORPORATION
RECONCILIATION OF PROFORMA NET DEBT TO RECURRING EBITDA
(In thousands, except share and per-share data)
(Unaudited)

	Three Months Ended
	June 30, 2026
Mortgage notes payable, net	$41,190
Unsecured term loans, net	696,277
Senior unsecured notes, net	2,586,556
Unsecured revolving credit facility and commercial paper notes	497,000
Total Debt per the Consolidated Balance Sheet	$3,821,023

Unamortized debt issuance costs and discounts, net	28,318
Total Debt	$3,849,341

Cash and cash equivalents	$(12,518)
Cash held in escrows	(8,672)
Net Debt	$3,828,151

Anticipated Net Proceeds from Forward Equity Offerings	(1,084,983)
Proforma Net Debt	$2,743,168

Net Income	$54,809
Interest expense, net	40,278
Income and other tax expense	375
Depreciation of rental real estate assets	46,210
Amortization of lease intangibles - in-place leases and leasing costs	22,188
Non-real estate depreciation	696
Provision for Impairment	5,900
(Gain) loss on sale or involuntary conversion of assets, net	(2,526)
EBITDAre	$167,930

Run-Rate Impact of Investment, Disposition and Leasing Activity	4,867
Amortization of above (below) market lease intangibles, net	11,233
Recurring EBITDA	$184,030

Annualized Recurring EBITDA	$736,120

Total Debt per the Consolidated Balance Sheet to Annualized Net Income	17.4	x

Net Debt to Recurring EBITDA	5.2	x

Proforma Net Debt to Recurring EBITDA	3.7	x
Financial Measures
Total Debt and Net Debt
The Company defines Total Debt as debt per the consolidated balance sheet excluding unamortized debt issuance costs, original issue discounts and debt discounts. Net Debt is defined as Total Debt less cash, cash equivalents and cash held in escrows. The Company considers the non-GAAP measures of Total Debt and Net Debt to be key supplemental measures of the Company's overall liquidity, capital structure and leverage because they provide industry analysts, lenders and investors useful information in understanding our financial condition. The Company's calculation of Total Debt and Net Debt may not be comparable to Total Debt and Net Debt reported by other REITs that interpret the definitions differently than the Company. The Company presents Net Debt on both an actual and proforma basis, assuming the net proceeds of the Forward Equity Offerings (see below) are used to pay down debt. The Company believes the proforma measure may be useful to investors in understanding the potential effect of the Forward Equity Offerings on the Company's capital structure, its future borrowing capacity, and its ability to service its debt.
Forward Equity Offerings
The Company has 14,484,843 shares remaining to be settled under the Forward Equity Offerings. Upon settlement, the offerings are anticipated to raise net proceeds of approximately $1.1 billion based on the applicable forward sale price as of June 30, 2026. The applicable forward sale price varies depending on the offering. The Company is contractually obligated to settle the offerings by certain dates between October 2026 and April 2028.
EBITDAre
EBITDAre is defined by Nareit to mean net income computed in accordance with GAAP, plus interest expense, income tax expense, depreciation and amortization, any gains (or losses) from sales of real estate assets and/or changes in control, any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company considers the non-GAAP measure of EBITDAre to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers EBITDAre a key supplemental measure of the Company's operating performance because it provides an additional supplemental measure of the Company's performance and operating cash flow that is widely known by industry analysts, lenders and investors. The Company’s calculation of EBITDAre may not be comparable to EBITDAre reported by other REITs that interpret the Nareit definition differently than the Company.
Recurring EBITDA
The Company defines Recurring EBITDA as EBITDAre with the addback of noncash amortization of above- and below- market lease intangibles, and after adjustments for the run-rate impact of the Company's investment and disposition activity for the period presented, as well as adjustments for non-recurring benefits or expenses. The Company considers the non-GAAP measure of Recurring EBITDA to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers Recurring EBITDA a key supplemental measure of the Company's operating performance because it represents the Company's earnings run rate for the period presented and because it is widely followed by industry analysts, lenders and investors. Our Recurring EBITDA may not be comparable to Recurring EBITDA reported by other companies that have a different interpretation of the definition of Recurring EBITDA. Our ratio of net debt to Recurring EBITDA is used by management as a measure of leverage and may be useful to investors in understanding the Company’s ability to service its debt, as well as assess the borrowing capacity of the Company. Our ratio of net debt to Recurring EBITDA is calculated by taking annualized Recurring EBITDA and dividing it by our net debt per the consolidated balance sheet.
Annualized Net Income
Represents net income for the three months ended June 30, 2026, on an annualized basis.

AGREE REALTY CORPORATION
RENTAL INCOME
(In thousands, except share and per-share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Rental Income Source(1)
Minimum rents(2)	$188,747	$160,205	$370,181	$314,211
Percentage rents(2)	170	557	2,563	2,113
Operating cost reimbursement(2)	22,714	19,383	45,300	37,471
Straight-line rental adjustments(3)	4,583	3,789	9,525	7,798
Amortization of (above) below market lease intangibles(4)	(11,233)	(8,537)	(21,912)	(17,083)
Total Rental Income	$204,981	$175,397	$405,657	$344,510
(1)The Company adopted Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 842 “Leases” using the modified retrospective approach as of January 1, 2019. The Company adopted the practical expedient in FASB ASC 842 that alleviates the requirement to separately present lease and non-lease components of lease contracts. As a result, all income earned pursuant to tenant leases is reflected as one line, “Rental Income,” in the consolidated statement of operations. The purpose of this table is to provide additional supplementary detail of Rental Income.
(2)Represents contractual rentals and/or reimbursements as required by tenant lease agreements, recognized on an accrual basis of accounting. The Company believes that the presentation of contractual lease income is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes this information is frequently used by management, investors, analysts and other interested parties to evaluate the Company’s performance.
(3)Represents adjustments to recognize minimum rents on a straight-line basis, consistent with the requirements of FASB ASC 842.
(4)In allocating the fair value of an acquired property, above- and below-market lease intangibles are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases at the time of acquisition and the Company's estimate of current market lease rates for the property.